Exhibit 5.1

(LETTERHEAD OF CAHILL GORDON & REINDEL LLP)

March 14, 2006

ANADIGICS, Inc.
141 Mt. Bethel Road
Warren, New Jersey 07059

Re: Common Stock Offering

Ladies and Gentlemen:

We have acted as counsel to ANADIGICS, Inc., a Delaware corporation (the “Company”), in connection with (i) the issuance and sale by the Company of up to 10,550,000 shares (the “Shares”) of its common stock, par value $.01 per share (the “Common Stock”), pursuant to that certain Underwriting Agreement, dated March 9, 2006 (the “Underwriting Agreement”), between the Company and Credit Suisse Securities (USA) LLC, as representative of the several underwriters named in Schedule I thereto (the “Underwriters”) and (ii) the filing of the Registration Statement on Form S-3 (Registration No. 333-110538), as amended by Amendment No. 1 filed on December 22, 2003 (the “Registration Statement”), including the prospectus included therein (the “Base Prospectus”), by the Company under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Shares of Common Stock are registered. On March 10, 2006, the Company filed with the SEC the Base Prospectus and a prospectus supplement dated March 9, 2006 (the “Prospectus Supplement”) pursuant to Rule 424(b) promulgated under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of such corporate records, documents, certificates and instruments as we deemed necessary and appropriate to enable us to render the opinion expressed below.

In our examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the legal capacity of all natural persons, (c) the conformity to the originals of all documents submitted to us as copies, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and (e) the due authorization, execution and delivery of each document, including the Underwriting Agreement, by each party other than the Company. We have also assumed for purposes of our opinion that the Underwriting Agreement constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power to perform their obligations under the Underwriting Agreement.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we advise you that, in our opinion, the Shares of Common Stock, when issued and sold in accordance with the Underwriting Agreement upon payment of the consideration therefore provided for therein, will be duly authorized, validly issued, fully paid and nonassessable.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the current report of the Company on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Base Prospectus and the Prospectus Supplement. Our consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP